Exhibit 99.2

UNAUDITED INTERIM COMBINED FINANCIAL STATEMENTS

OF THE INFORMATION SYSTEMS & GLOBAL SOLUTIONS BUSINESS

As of June 26, 2016

and for the Six Months Ended June 26, 2016 and June 28, 2015

Review Report of Independent Registered Public Accounting Firm

Board of Directors

Lockheed Martin Corporation

We have reviewed the Combined Balance Sheet of the Information Systems & Global Solutions business of Lockheed Martin Corporation (the Company) as of June 26, 2016, and the related Combined Statements of Earnings, Comprehensive Income, Cash Flows and Equity for the six months ended June 26, 2016 and June 28, 2015. These financial statements are the responsibility of the Company’s management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the combined financial statements referred to above for them to be in conformity with U.S. generally accepted accounting principles.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Combined Balance Sheet of the Information Systems & Global Solutions business of Lockheed Martin Corporation as of December 31, 2015, and the related Combined Statements of Earnings, Comprehensive Income, Cash Flows and Equity for the year then ended (not presented herein), and we expressed an unqualified audit opinion on those combined financial statements in our report dated April 15, 2016. In our opinion, the accompanying Combined Balance Sheet as of December 31, 2015, is fairly stated, in all material respects, in relation to the Combined Balance Sheet from which it has been derived.

/s/ Ernst & Young LLP

McLean, Virginia

July 29, 2016

The Information Systems & Global Solutions Business

Combined Statements of Earnings

(unaudited; in millions)

	Six Months Ended
	June 26, 2016	June 28, 2015
Revenues	$2,683	$2,809
Cost of revenues
Cost of revenues	(2,430)	(2,586)
Severance charges	(19)	—

Total cost of revenues	(2,449)	(2,586)

Gross profit	234	223
Other income, net	13	15

Earnings before income taxes	247	238
Income tax expense	(87)	(83)

Net earnings	160	155

Less: net earnings attributable to non-controlling interest	3	2

Net earnings attributable to parent	$157	$153

The accompanying notes are an integral part of these unaudited combined financial statements.

The Information Systems & Global Solutions Business

Combined Statements of Comprehensive Income

(unaudited; in millions)

	Six Months Ended
	June 26, 2016	June 28, 2015
Net earnings	$160	$155
Other comprehensive loss
Foreign currency translation adjustments	(12)	(3)

Total comprehensive income	148	152
Less: comprehensive income attributable to non-controlling interest	3	2

Comprehensive income attributable to parent	$145	$150

The accompanying notes are an integral part of these unaudited combined financial statements.

The Information Systems & Global Solutions Business

Combined Balance Sheets

(in millions)

	June 26, 2016	December 31, 2015
Assets	(unaudited)
Current assets
Cash	$35	$39
Receivables, net	841	840
Inventories, net	123	168
Other current assets	18	20

Total current assets	1,017	1,067
Fixed assets, net	91	97
Goodwill	2,810	2,823
Intangible assets, net	109	128
Deferred income taxes	17	10
Other noncurrent assets	53	55

Total assets	$4,097	$4,180

Liabilities and equity
Current liabilities
Accounts payable	$234	$236
Customer advances and amounts in excess of costs incurred	255	297
Salaries, benefits and payroll taxes	218	214
Other current liabilities	262	254

Total current liabilities	969	1,001
Deferred income taxes	151	150
Other noncurrent liabilities	89	88

Total liabilities	1,209	1,239

Equity
Net parent investment	2,926	2,970
Accumulated other comprehensive loss	(48)	(36)

Total parent investment	2,878	2,934
Non-controlling interest	10	7

Total equity	2,888	2,941

Total liabilities and equity	$4,097	$4,180

The accompanying notes are an integral part of these unaudited combined financial statements.

The Information Systems & Global Solutions Business

Combined Statements of Cash Flows

(unaudited; in millions)

	Six Months Ended
	June 26, 2016	June 28, 2015
Operating activities
Net earnings	$160	$155
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	28	38
Stock-based compensation	5	6
Severance charges	19	—
Deferred income taxes	(6)	(3)
Changes in assets and liabilities
Receivables, net	(1)	64
Inventories, net	45	14
Accounts payable	(2)	23
Customer advances and amounts in excess of costs incurred	(42)	31
Salaries, benefits and payroll taxes	(15)	(30)
Other, net	28	(28)

Net cash provided by operating activities	219	270

Investing activities
Capital expenditures	(7)	(5)

Net cash used for investing activities	(7)	(5)

Financing activities
Net transfers to parent	(205)	(257)
Other, net	(12)	(22)

Net cash used for financing activities	(217)	(279)

Effect of foreign exchange rate changes on cash	1	(3)

Net change in cash	(4)	(17)
Cash at beginning of period	39	61

Cash at end of period	$35	$44

The accompanying notes are an integral part of these unaudited combined financial statements.

The Information Systems & Global Solutions Business

Combined Statements of Equity

(unaudited; in millions)

	Net Parent Investment	Accumulated Other Comprehensive Loss	Non-Controlling Interest	Total Equity
Balances as of December 31, 2014	$3,016	$(17)	$6	$3,005
Net earnings	153	—	2	155
Other comprehensive loss	—	(3)	—	(3)
Distribution to non-controlling interest	—	—	(4)	(4)
Net transfers to parent	(250)	—	—	(250)

Balances as of June 28, 2015	$2,919	$(20)	$4	$2,903

Balances as of December 31, 2015	$2,970	$(36)	$7	$2,941
Net earnings	157	—	3	160
Other comprehensive loss	—	(12)	—	(12)
Net transfers to parent	(201)	—	—	(201)

Balances as of June 26, 2016	$2,926	$(48)	$10	$2,888

The accompanying notes are an integral part of these unaudited combined financial statements.

The Information Systems & Global Solutions Business

Notes to Combined Financial Statements (unaudited)

Note 1 – Business Overview and Basis of Presentation

The accompanying unaudited interim combined financial statements and notes present the combined results of operations, financial condition, and cash flows of the Information Systems & Global Solutions business (“IS&GS”) of Lockheed Martin Corporation (“Lockheed Martin”). IS&GS is a leading provider of information technology (“IT”), management and engineering services to civil, defense and intelligence agencies of the U.S. Government. IS&GS also provides services to agencies of allied foreign governments, state and local governments and commercial customers. IS&GS supports its customers by providing data analytics, systems engineering, large-scale agile software development, network-enabled situational awareness solutions, communications and command and control capability and global systems integration, to help customers gather, analyze and securely distribute intelligence data to address complex and pressing challenges, such as combating global terrorism, cybersecurity, air traffic management, energy demand management and transforming the healthcare system. IS&GS is also responsible for various classified systems and services in support of vital national security systems. Major U.S. Government customers include civil agencies such as the Department of Homeland Security, the Department of Health and Human Services and the Department of the Treasury; the Department of Defense (“DoD”) and all branches of the U.S. military; and the U.S. intelligence community. IS&GS’ international customers are primarily located in the United Kingdom, the Middle East and Australia. In the commercial sector, IS&GS serves clients primarily in the financial services, healthcare and energy industries.

On January 26, 2016, Lockheed Martin entered into definitive agreements to separate and combine IS&GS with Leidos Holdings, Inc. (“Leidos”) in a Reverse Morris Trust transaction. The transaction will be structured such that initially IS&GS will be contributed to a newly formed wholly owned subsidiary, Abacus Innovations Corporation (“Abacus”), and the common stock of Abacus will be distributed to Lockheed Martin stockholders either through a pro rata dividend in a spin-off transaction, an exchange offer pursuant to which Lockheed Martin shareholders will elect whether to exchange shares of Lockheed Martin common stock for shares of Abacus common stock in a split-off transaction, or a combination split-off and spin-off transaction. Following the distribution, Abacus will merge with a subsidiary of Leidos and each share of Abacus common stock held by Lockheed Martin stockholders will automatically convert into one share of Leidos common stock upon completing the merger. Immediately after the completion of the transactions, approximately 50.5% of the outstanding shares of Leidos common stock (approximately 77 million shares) are expected to be held by pre-merger Abacus (former Lockheed Martin) stockholders on a fully-diluted basis. Pre-merger Leidos stockholders are expected to hold approximately 49.5% of the outstanding shares of Leidos common stock on a fully diluted basis. Lockheed Martin will not receive or hold any shares of Leidos common stock. As part of the transaction, Lockheed Martin will also receive a one-time special cash payment of $1.8 billion.

On July 11, 2016 Lockheed Martin commenced an exchange offer in which Lockheed Martin stockholders have the opportunity, but are not required, to exchange shares of Lockheed Martin common stock for shares of Abacus common stock, which will automatically convert into shares of Leidos common stock upon completion of the merger. Only those stockholders that elect to participate in the exchange offer will receive shares of Leidos common stock in the merger transaction, provided that, if the exchange offer is not fully subscribed, Lockheed Martin will distribute the remaining shares pro rata in respect of all shares not tendered, and the shares distributed will also be converted into Leidos common stock in the merger. Lockheed Martin retains the right to distribute the shares of Abacus common stock by means of a spin-off or split-off transaction until the exchange offer is completed. Both the exchange and merger are expected to qualify as tax-free transactions to Lockheed Martin and its stockholders, except to the extent that cash is paid to Lockheed Martin stockholders in lieu of fractional shares.

The transactions remain subject to customary closing conditions, including approval by Leidos’ stockholders of the issuance of the Leidos shares in the merger, regulatory approvals, the absence of a material adverse change with respect to each of IS&GS and Leidos, and the receipt of solvency opinions and opinions of tax counsel. The antitrust and competition reviews in the U.S. and the U.K., which were each conditions to closing, have been completed. The transaction is expected to close in the third quarter of 2016.

Throughout the periods included in these unaudited combined financial statements, IS&GS operated as part of Lockheed Martin and consisted of several legal entities, acquired businesses, as well as businesses with no separate legal status. Separate financial statements have not historically been prepared for IS&GS. The unaudited combined financial statements have been derived from Lockheed Martin’s historical accounting records as if IS&GS’ operations had been conducted independently from Lockheed Martin and were prepared on a stand-alone basis in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim periods and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). In the opinion of IS&GS management, these unaudited combined financial statements reflect all adjustments that are of a normal recurring nature necessary for fair presentation of IS&GS’ results of operations, financial condition and cash flows for the interim periods presented. Certain information and note disclosures normally included in financial statements prepared annually in accordance with GAAP have been condensed or omitted pursuant to such SEC rules. These unaudited combined financial statements were prepared using the accounting

The Information Systems & Global Solutions Business

Notes to Combined Financial Statements (unaudited)

policies disclosed in and should be read in conjunction with the audited combined financial statements included in the Registration Statement on Form S-4 and Form S-1 of Abacus Innovations Corporation filed with the Securities and Exchange Commission and declared effective on July 11, 2016.

The unaudited combined financial statements include all revenues and costs directly attributable to IS&GS and an allocation of expenses related to certain Lockheed Martin corporate functions (Note 2). These expenses have been allocated to IS&GS based on direct usage or benefit where identifiable, with the remainder allocated pro rata based on an applicable measure of revenues, cost of revenues, headcount, fixed assets, number of transactions or other relevant measures. IS&GS considers these allocations to be a reasonable reflection of the utilization of services or the benefit received. However, the allocations may not be indicative of the actual expense that would have been incurred had IS&GS operated as an independent, stand-alone entity, nor are they indicative of IS&GS’ future expenses.

The unaudited combined financial statements include assets and liabilities specifically attributable to IS&GS and certain assets and liabilities that are held by Lockheed Martin that are specifically identifiable or otherwise attributable to IS&GS. Lockheed Martin’s cash has not been assigned to IS&GS for any of the periods presented because those cash balances are not directly attributable to IS&GS. Lockheed Martin uses a centralized approach for managing cash and financing operations with its segments and subsidiaries. Accordingly, a substantial portion of IS&GS’ cash accounts are regularly “swept” by Lockheed Martin at its discretion. Transfers of cash between IS&GS and Lockheed Martin are included within Net transfers to parent on the unaudited Combined Statements of Cash Flows and the Combined Statements of Equity. Lockheed Martin’s long-term debt and related interest expense have not been attributed to IS&GS for any of the periods presented because Lockheed Martin’s borrowings are neither directly attributable to IS&GS nor is IS&GS the legal obligor or a guarantor of such borrowings.

The unaudited combined financial statements and notes include subsidiaries, ventures and partnerships over which IS&GS has a controlling financial interest. IS&GS uses the equity method to account for investments in business entities that it does not control if it is otherwise able to exert significant influence over the entities’ operating and financial policies. IS&GS has consolidated the financial results for Mission Support Alliance, LLC (“MSA”), a venture with Jacobs Engineering Group, Inc. and Centerra Group, LLC. MSA manages the operations at the Department of Energy’s Hanford, Washington site and provides services including emergency response and training, environmental integration and land management, fleet and road maintenance, water and electric and utilities, cybersecurity and information management.

All intercompany transactions and balances within IS&GS have been eliminated. Transactions between IS&GS and Lockheed Martin have been included in these unaudited combined financial statements and substantially all have been effectively settled for cash at the time the transaction is recorded through Lockheed Martin’s centralized cash management system. Transactions between IS&GS and other businesses of Lockheed Martin are considered related party transactions (Note 2).

Management has concluded that IS&GS operates in one segment based upon the information used by the chief operating decision maker in evaluating the performance of IS&GS’ business and allocating resources and capital. IS&GS manages its business as a single profit center in order to promote collaboration and provide comprehensive functional service offerings across its entire customer base.

The historical results of operations, financial condition and cash flows of IS&GS presented in these unaudited combined financial statements may not be indicative of what they would have been had IS&GS actually been an independent stand-alone entity, nor are they necessarily indicative of IS&GS’ future results of operations, financial condition and cash flows. Also, the results of operations for the interim periods presented are not necessarily indicative of results to be expected for the full years.

IS&GS closed its books and records on the last Sunday of the calendar quarter, which was on June 26 for the first six months of 2016 and June 28 for the first six months of 2015, to align its financial closing with its business processes. The unaudited combined financial statements and tables of financial information included herein are labeled based on that convention. This practice only affects interim periods as IS&GS’ fiscal year ends on December 31.

The preparation of these unaudited combined financial statements in conformity with GAAP requires IS&GS to make estimates and assumptions that affect the amounts reported in the unaudited combined financial statements and accompanying notes. IS&GS bases these estimates on historical experience and on various other assumptions that IS&GS believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying amounts of assets and liabilities that are not readily apparent from other sources. IS&GS’ actual results may differ materially from these estimates. Significant estimates inherent in the preparation of these unaudited combined financial statements include but are not limited to accounting for revenue and cost recognition, allocation of expenses related to certain Lockheed Martin corporate functions, income taxes including deferred taxes, legal accruals and other contingencies.

The Information Systems & Global Solutions Business

Notes to Combined Financial Statements (unaudited)

Accounting for contracts using the percentage-of-completion method requires judgment relative to assessing risks, estimating contract revenues and costs (including estimating award and incentive fees and penalties related to performance) and making assumptions for schedule and technical issues. Due to the scope and nature of the work required to be performed on certain contracts, the estimation of total revenues and costs at completion is complicated and subject to many variables and, accordingly, is subject to change. When adjustments in estimated total contract revenues or estimated total costs are required, any changes from prior estimates are recognized in the current period for the inception-to-date effect of such changes. When estimates of total costs to be incurred on a contract exceed estimates of total revenues to be earned, a provision for the entire loss on the contract is recorded in the period in which the loss is determined.

The initial profit booking rate of each contract considers risks surrounding the ability to achieve the technical requirements, schedule and costs in the initial estimated total costs to complete the contract. Profit booking rates may increase during the performance of the contract if IS&GS successfully retires risks surrounding the technical, schedule and cost aspects of the contract that decreases the estimated total costs to complete the contract. Conversely, profit booking rates may decrease if the estimated total costs to complete the contract increase. Profit booking rates also may be impacted favorably or unfavorably by other items. Favorable items may include the positive resolution of contractual matters and cost recoveries on disputed charges. Unfavorable items may include the adverse resolution of contractual matters and reserves for disputes. All of the estimates are subject to change during the performance of the contract and may affect the profit booking rate. Therefore, comparability of IS&GS revenues, profit and margins may be impacted by changes in profit booking rates on IS&GS’ contracts accounted for using the percentage-of-completion method. IS&GS’ combined net adjustments not related to volume, including net profit booking rate adjustments, increased gross profit by $110 million and $85 million for the six months ended June 26, 2016 and June 28, 2015, respectively. These adjustments increased net earnings by $72 million and $55 million for the six months ended June 26, 2016 and June 28, 2015, respectively.

Note 2 – Corporate Allocations, Related Party Transactions and Net Parent Investment

Corporate Allocations

The unaudited combined financial statements reflect allocations of certain expenses from Lockheed Martin including, but not limited to, costs related to corporate functions such as senior management, legal, human resources, finance, accounting, treasury, tax, IT, benefits, communications and ethics and compliance, and other corporate expenses such as corporate employee benefits, incentives and stock-based compensation, shared services processing and depreciation for corporate fixed assets. Management of IS&GS considers these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to, it. The allocation methods used include a pro rata basis of revenues, cost of revenues, headcount, fixed assets, number of transactions or other measures. Allocations for management costs and corporate support services provided to IS&GS totaled $105 million and $141 million for the six months ended June 26, 2016 and June 28, 2015, respectively.

The financial information in these unaudited combined financial statements does not necessarily include all the expenses that would have been incurred by IS&GS had it been a separate, stand-alone entity. Actual costs that may have been incurred if IS&GS had been a stand-alone company would depend on a number of factors, including the chosen organization structure and functions outsourced or performed by employees.

Related Party Transactions

Revenues in the unaudited Combined Statements of Earnings include sales to affiliates of Lockheed Martin of $17 million and $24 million for the six months ended June 26, 2016 and June 28, 2015, respectively. Costs of revenues in the unaudited Combined Statements of Earnings includes expenses for work performed for IS&GS by Lockheed Martin or its affiliates of $19 million and $31 million for the six months ended June 26, 2016 and June 28, 2015, respectively. There were no significant receivables or payables due from or due to Lockheed Martin or its affiliates as of June 26, 2016 and December 31, 2015.

The Information Systems & Global Solutions Business

Notes to Combined Financial Statements (unaudited)

Net Parent Investment

Net transfers to parent are included within Net parent investment on the unaudited Combined Statements of Equity. The components of the net transfers to parent consisted of the following (in millions):

	Six Months Ended
	June 26, 2016	June 28, 2015
Cash transactions
Cash pooling and general financing activities	$(580)	$(661)
IS&GS expenses incurred by parent	178	183
Corporate allocations	105	141
Current income taxes payable	92	80

Total cash transactions, net	(205)	(257)
Non-cash transactions
Other transfers with parent	4	7

Total net transfers to parent	$(201)	$(250)

Cash pooling and general financing activities include cash transferred from IS&GS to Lockheed Martin under cash pooling arrangements. IS&GS expenses incurred by parent include IS&GS employee fringe and pension expense. Corporate allocations include the items described above in the section titled “Corporate Allocations.” Current income taxes payable are deemed to have been settled with Lockheed Martin in each period.

Note 3 – Severance Charges

In the first quarter of 2016, IS&GS recorded severance charges of $19 million as a result of a review intended to reduce the costs of its services and solutions offerings. The charges consisted of severance costs associated with the planned elimination of certain positions through involuntary actions. Upon separation, terminated employees will receive lump-sum severance payments primarily based on years of service. As of June 26, 2016, IS&GS had paid approximately $4 million in severance payments associated with this action, with the remainder expected to be paid by the end of 2016.

In the third quarter of 2015, IS&GS recorded severance charges of $20 million as a result of a review intended to reduce the costs of its services and solutions offerings. The charges consisted of severance costs associated with the planned elimination of certain positions through either voluntary or involuntary actions. Upon separation, terminated employees received lump-sum severance payments primarily based on years of service. As of June 26, 2016, all of the severance had been paid, including approximately $6 million paid in the first six months of 2016.

Note 4 – Postretirement Plans

Certain IS&GS salaried employees participate in various defined benefit pension and other postemployment benefit (“OPEB”) plans administered and sponsored by Lockheed Martin. The OPEB plans provide certain health care and life insurance benefits to retired employees. The unaudited combined financial statements reflect periodic pension and post-retirement costs as if they were multi-employer plans. The net periodic pension and OPEB costs includes interest costs, recognized net actuarial losses and service costs that are determined based on actuarial valuations of individual participant data and projected returns on plan assets. Costs associated with the pension and OPEB plans were allocated to the unaudited combined financial statements based on IS&GS employees’ proportionate share of costs for the respective Lockheed Martin plans in which they participate. These costs are considered to have been settled with Lockheed Martin at the time of the allocation of these expenses. Pension and OPEB expense for IS&GS employees participating in plans sponsored by Lockheed Martin and various other multi-employer plans, excluding the Hanford Site Pension Plan (the “HSPP”) discussed below, was $40 million and $45 million for the six months ended June 26, 2016 and June 28, 2015, respectively.

In addition to the pension and OPEB plans administered and sponsored by Lockheed Martin, MSA is one of several sponsors to the HSPP, a multiemployer defined benefit pension plan that covers eligible employees of certain prime contractors and subcontractors of the Department of Energy, including employees of MSA. For the six months ended June 26, 2016 and June 28, 2015, expenses of $14 million and $13 million, respectively, were included in the unaudited combined financial statements for IS&GS’ share of HSPP contributions.

The Information Systems & Global Solutions Business

Notes to Combined Financial Statements (unaudited)

Note 5 – Income Taxes

Quarterly income tax expense is measured using an estimated annual effective income tax rate, adjusted for discrete items within the period. IS&GS’ effective income tax rate was 35.2% and 34.9% for the six months ended June 26, 2016 and June 28, 2015, respectively. The rates for the six months ended June 26, 2016 and June 28, 2015 varied from the federal statutory rate of 35% due to the favorable impact of the U.S. manufacturing deduction and net earnings attributable to non-controlling interest. These favorable impacts on the rate for the six months ended June 26, 2016 were more than offset by the unfavorable impact of adjustments for foreign activities. As of June 26, 2016 and December 31, 2015, liabilities associated with unrecognized tax benefits were not material.

State income taxes are included in Cost of revenues on the unaudited Combined Statements of Earnings because under U.S. Government contracting regulations such amounts are allowable costs in establishing prices for contracts with the U.S. Government. Accordingly, a substantial portion of state income taxes is also included in Revenues. IS&GS’ total net state income tax expense was $16 million in each of the six months ended June 26, 2016 and June 28, 2015.

Note 6 – Inventories, net

Inventories, net consisted of the following (in millions):

	June 26, 2016	December 31, 2015
Work-in-process, primarily related to long-term contracts and programs in progress	$89	$144
Other inventories	34	27
Less: customer advances and progress payments	—	(3)

Total inventories, net	$123	$168

Note 7 – Goodwill and Intangible Assets, net

Changes in the carrying amount of goodwill were as follows (in millions):

Total
Balance as of December 31, 2015	$2,823
Foreign currency translation adjustments	(13)

Balance as of June 26, 2016	$2,810

Intangible assets, net consisted of the following (in millions):

	As of June 26, 2016			As of December 31, 2015
	Gross Amount	Accumulated Amortization	Net Amount	Gross Amount	Accumulated Amortization	Net Amount
Finite lived:
Customer relationships	$176	$(102)	$74	$176	$(90)	$86
Developed technology	37	(25)	12	37	(22)	15
Other	20	(15)	5	20	(11)	9

Total Finite lived:	233	(142)	91	233	(123)	110
Indefinite lived:
Tradename and trademark	18	—	18	18	—	18

Total intangibles assets	$251	$(142)	$109	$251	$(123)	$128

The Information Systems & Global Solutions Business

Notes to Combined Financial Statements (unaudited)

Note 8– Legal Proceedings and Contingencies

Legal Proceedings

IS&GS is a party to litigation and other proceedings that arise in the ordinary course of its business. These matters could result in fines, penalties, compensatory or treble damages or non-monetary sanctions or relief. IS&GS does not believe that the outcome of these matters, including the proceedings mentioned below, will have a material adverse effect on IS&GS, notwithstanding that the unfavorable resolution of any matter may have a material adverse effect on its net earnings in any particular interim reporting period. Among the factors that IS&GS considers in this assessment are the nature of existing legal proceedings and claims, the asserted or possible damages or loss contingency (if estimable), the progress of the case, existing law and precedent, the opinions or views of legal counsel and other advisors, its experience in similar cases and the experience of other companies, the facts available at the time of assessment and how IS&GS is responding or intends to respond to the proceeding or claim. IS&GS’ assessment of these factors may change over time as individual proceedings or claims progress.

On April 24, 2009, Lockheed Martin filed a declaratory judgment action against the New York Metropolitan Transportation Authority and its Capital Construction Company (collectively, the “MTA”) asking the U.S. District Court for the Southern District of New York to find that the MTA is in material breach of an agreement with Lockheed Martin (relating to IS&GS) based on the MTA’s failure to provide access to sites where work must be performed and the customer-furnished equipment necessary to complete the contract. The MTA filed an answer and counterclaim alleging that Lockheed Martin breached the contract and subsequently terminated the contract for alleged default. The primary damages sought by the MTA are the cost to complete the contract and potential re-procurement costs. While IS&GS is unable to estimate the cost of another contractor completing the contract and the costs of re-procurement, the contract with the MTA had a total value of $323 million, of which $241 million was paid to IS&GS, and the MTA is seeking damages of approximately $190 million. IS&GS disputes the MTA’s allegations and is defending against them. Additionally, following an investigation, Lockheed Martin’s sureties on a performance bond related to this matter, who were represented by independent counsel, concluded that the MTA’s termination of the contract was improper. Finally, Lockheed Martin’s declaratory judgment action was later amended to include claims for monetary damages against the MTA of approximately $95 million. This matter was taken under submission by the District Court in December 2014, after a five-week bench trial and the filing of post-trial pleadings by the parties. IS&GS expects a decision in 2016.

On November 10, 2015, MSA received a final decision of the Department of Energy contracting officer for MSA concluding that certain payments by MSA to IS&GS for the performance of IT services and management services under a subcontract to MSA constituted affiliate fees in violation of the Federal Acquisition Regulation (the “FAR”). At the same time, the contracting officer advised MSA that he would not approve certain provisional fee payments to MSA pending resolution of the matters set forth in his decision. Subsequent to the contracting officer’s final decision, MSA and Lockheed Martin received notice from the U.S. Attorney’s Office for the Eastern District of Washington that the U.S. Government had initiated a False Claims Act investigation into the facts surrounding this dispute, and each of MSA and Lockheed Martin have produced information in response to Civil Investigative Demands from the U.S. Attorney’s Office. Since this issue first was raised by the Department of Energy, MSA has asserted that the IT and management services being performed by IS&GS under a fixed price/fixed unit rate subcontract approved by the Department of Energy meet the definition of a “commercial item” under the FAR and any profits earned on that subcontract are permissible. MSA filed an appeal of the contracting officer’s decision with the Civilian Board of Contract Appeals and that appeal is pending. Subsequent to the filing of MSA’s appeal, the contracting officer demanded that MSA reimburse the Department of Energy in the amount of $64 million, which was his estimate of the profits earned during the period from 2010 to 2014 by IS&GS. MSA has requested that the Department of Energy defer that demand pending resolution of the appeal, but to date the demand has not been rescinded. MSA and the other members of MSA have advised Lockheed Martin that they believe that if MSA incurs liability in this matter, then Lockheed Martin is responsible to MSA for the loss.

Although IS&GS cannot predict the outcome of legal or other proceedings with certainty, GAAP requires IS&GS to record a liability if a loss is probable and the amount of the loss is reasonably estimable, and requires IS&GS to disclose an estimate of the reasonably possible loss or range of loss or make a statement that such an estimate cannot be made for contingencies where there is at least a reasonable possibility that a loss may have been incurred where the amount of that loss would be material to IS&GS. As of June 26, 2016, the aggregate amount of all liabilities in respect of legal and other proceedings (including the matters described above) recorded by IS&GS in its unaudited combined financial statements was approximately $63 million, and the range of reasonably possible additional losses was estimated by IS&GS to be from $0 to $200 million. IS&GS believes, after consultation with counsel and after taking into account its current litigation reserves that the currently pending legal and other proceedings should not have a material adverse effect on IS&GS’ financial condition or results of operations. In view of the inherent difficulty of predicting the outcome of legal proceedings, IS&GS cannot state with confidence what will be the eventual outcomes of the currently pending matters, the timing of their ultimate resolution or the eventual losses, fines, penalties or impact related to those matters. In light of the uncertainties involved in such proceedings, it is possible that accruals may need to be adjusted in the future and the outcome of a particular matter in a particular period could be material to IS&GS in that period.

The Information Systems & Global Solutions Business

Notes to Financial Statement (unaudited)

Letters of Credit, Surety Bonds and Third-Party Guarantees

In connection with the business of IS&GS, Lockheed Martin has standby letters of credit, surety bonds and third-party guarantees with financial institutions and other third parties primarily relating to advances received from customers and the guarantee of future performance on certain contracts. Letters of credit and surety bonds generally are available for draw down in the event IS&GS does not perform. In some cases, Lockheed Martin may guarantee the contractual performance of third parties such as ventures in which we participate or venture partners. IS&GS had total outstanding letters of credit, surety bonds and third-party guarantees aggregating to $437 million and $436 million as of June 26, 2016 and December 31, 2015, respectively. We do not consider guarantees of subsidiaries and other consolidated entities to be third-party guarantees and they are not included in these amounts.

As of June 26, 2016 and December 31, 2015, third-party guarantees totaled $127 million, all of which related to the guarantee of contractual performance of a venture to which IS&GS is currently a party. This amount represents the estimate of the maximum amount IS&GS would expect to incur upon the contractual non-performance of the venture partners.

Note 9 – Composition of Certain Financial Statement Captions

The following table presents financial information underlying the Combined Balance Sheets caption Other current liabilities (in millions):

	June 26, 2016	December 31, 2015
Customer contract accruals	$154	$124
Other current liabilities	108	130

Total other current liabilities	$262	$254

Note 10 – Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (FASB) issued a new standard that will change the way IS&GS recognizes revenue and significantly expand the disclosure requirements for revenue arrangements. On July 9, 2015, the FASB approved a one-year deferral of the effective date of the standard to 2018 for public companies, with an option that would permit companies to adopt the standard in 2017. Early adoption prior to 2017 is not permitted. The new standard may be adopted either retrospectively or on a modified retrospective basis whereby the new standard would be applied to new contracts and existing contracts with remaining performance obligations as of the effective date, with a cumulative catch-up adjustment recorded to beginning retained earnings at the effective date for existing contracts with remaining performance obligations. IS&GS is currently evaluating the methods of adoption allowed by the new standard and the effect the standard is expected to have on IS&GS’ combined financial statements and related disclosures. As the new standard will supersede substantially all existing revenue guidance affecting IS&GS under GAAP, it could impact revenue and cost recognition on thousands of contracts across the IS&GS business, in addition to IS&GS’ business processes and IT systems. As a result, IS&GS’ evaluation of the effect of the new standard will extend over future periods.

In September 2015, the FASB issued a new standard that simplifies the accounting for adjustments made to preliminary amounts recognized in a business combination by eliminating the requirement to retrospectively account for those adjustments. Instead, adjustments will be recognized in the period in which the adjustments are determined, including the effect on earnings of any amounts that would have been recorded in previous periods if the accounting had been completed at the acquisition date. IS&GS adopted the standard on January 1, 2016 and will prospectively apply the standard to business combination adjustments identified after the date of adoption. The new standard had no impact on IS&GS’ results of operations, financial condition or cash flows for the six months ended June 26, 2016.

In February 2016, the FASB issued a new standard that increases transparency and comparability among organizations by requiring the recognition of lease assets and lease liabilities on the balance sheet and the disclosure of key information about leasing arrangements. The standard is effective January 1, 2019 for public companies, with early adoption permitted. The standard will be applied using a modified retrospective approach to the beginning of the earliest period presented in the financial statements. IS&GS is currently evaluating when it will adopt the standard and the expected impact to the combined financial statements and related disclosures.

The Information Systems & Global Solutions Business

Notes to Financial Statement (unaudited)

Note 11– Subsequent Events

IS&GS has evaluated subsequent events through July 29, 2016, the date the unaudited combined financial statements were issued. No material subsequent events have occurred that should be recorded or disclosed in these unaudited combined financial statements except for commencement of the exchange offer in connection with the transaction with Leidos, as described in Note 1.